Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 25, 2021, except for Note 1, as to which the date is May 6, 2021, in the Registration Statement (Form S-1) and related Prospectus of Nikola Corporation dated November 16, 2021.

/s/ Ernst & Young LLP
Phoenix, Arizona
November 16, 2021